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                                                                    Exhibit 16

                       CHANGE IN CERTIFYING ACCOUNTANTS


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549



                                                         December 23, 1998


Ladies and Gentlemen:

          We have read the statements made by the registrant in the section titled "Change in Independent Accountants" of the Registration Statement (Form S-1 No. 333-53491) and related Prospectus of American Axle and Manufacturing Holdings, Inc. in response to Item 304 of Regulation S-K and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                   /s/ Ernst & Young LLP